Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2024 Fourth Quarter Results

BATON ROUGE, LA / ACCESSWIRE / January 23, 2025 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended December 31, 2024. Investar reported net income of $6.1 million, or $0.61 per diluted common share, for the fourth quarter of 2024, compared to net income of $5.4 million, or $0.54 per diluted common share, for the quarter ended September 30, 2024, and net income of $3.5 million, or $0.36 per diluted common share, for the quarter ended December 31, 2023.

On a non-GAAP basis, core earnings per diluted common share for the fourth quarter of 2024 were $0.65 compared to $0.45 for the third quarter of 2024 and $0.39 for the fourth quarter of 2023. Core earnings exclude certain non-operating items including, but not limited to, loss (gain) on call or sale of investment securities, net, loss on sale or disposition of fixed assets, net, loss on sale of other real estate owned, net, change in the fair value of equity securities, income from a legal settlement, loss on early extinguishment of subordinated debt, and legal settlement expense. As previously indicated, Investar’s fourth quarter of 2024 results include $3.1 million in nontaxable noninterest income from bank owned life insurance (“BOLI”) death benefit proceeds, which had a favorable impact on our core metrics. Refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics, including the impact of BOLI death benefit proceeds on our core metrics.

Investar’s President and Chief Executive Officer John D’Angelo commented:

“Over the past year, Investar has successfully implemented a strategy of consistent, quality earnings through the optimization of our balance sheet, and the fourth quarter results reflect our continued execution. Our net interest margin has begun to stabilize as our cost of funds has decreased. We remained focused on originating higher yielding loans and securing lower cost funding sources that are accretive to our margin. During the fourth quarter, in accordance with our strategy to remix the loan portfolio, we originated and renewed loans, 84% of which were variable-rate loans, at an 8.2% blended interest rate. We also repaid $109 million in borrowings under the Bank Term Funding Program and redeemed $20 million in principal amount of subordinated debt, which contributed to the decrease in our cost of funds. Additionally, despite inflationary pressures, noninterest expenses are closely monitored and remain well-controlled.

Credit quality remained very solid as nonperforming loans represented 0.42% of total loans at December 31, 2024, and we continued to allow higher risk commercial real estate relationships to run off.

We have closely managed our interest-earning assets and funding costs and are actively evaluating potential opportunities to further optimize our balance sheet mix to improve shareholder returns. Our liability sensitive balance sheet is well-positioned in the event of further rate cuts to benefit from the repricing of deposits and short-term borrowings.

As always, we remain focused on shareholder value and returning capital to shareholders. During the year, we paid quarterly dividends totaling $0.41 per share, which represented a 4% increase from the previous year.”

Fourth Quarter Highlights

•	Return on average assets increased to 0.88% for the quarter ended December 31, 2024 compared to 0.77% for the quarter ended September 30, 2024. Core return on average assets, which includes the impact of BOLI death benefit proceeds, increased to 0.93% for the quarter ended December 31, 2024 compared to 0.63% for the quarter ended September 30, 2024.

•	Efficiency ratio improved to 71.00% for the quarter ended December 31, 2024 compared to 75.61% for the quarter ended September 30, 2024. Core efficiency ratio, which includes the impact of BOLI death benefit proceeds, improved to 69.41% for the quarter ended December 31, 2024 compared to 79.33% for the quarter ended September 30, 2024.

•	Investar received BOLI death benefit proceeds totaling $5.5 million, and recorded a related $3.1 million in nontaxable noninterest income from BOLI, during the quarter ended December 31, 2024.

•	Noninterest expense decreased $0.1 million to $16.1 million for the quarter ended December 31, 2024 compared to $16.2 million for the quarter ended September 30, 2024. Core noninterest expense remained flat at $15.9 million for the quarter ended December 31, 2024 compared to the quarter ended September 30, 2024.

•	The overall cost of funds for the quarter ended December 31, 2024 decreased 12 basis points to 3.49% compared to 3.61% for the quarter ended September 30, 2024. The cost of deposits decreased five basis points to 3.40% for the quarter ended December 31, 2024 compared to 3.45% for the quarter ended September 30, 2024.

•	Credit quality remained solid with nonperforming loans comprising 0.42% of total loans at December 31, 2024 compared to 0.19% at September 30, 2024.

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Variable-rate loans as a percentage of total loans was 32% at December 31, 2024 compared to 30% at September 30, 2024. During the fourth quarter of 2024, we originated and renewed loans, 84% of which were variable-rate loans, at an 8.2% blended interest rate.

•	Consistent with our strategy of optimizing the balance sheet, total loans decreased $30.8 million, or 1.4%, to $2.13 billion at December 31, 2024, compared to $2.16 billion at September 30, 2024. As a result of our strategy, we recognized the benefit of a $0.7 million negative provision for credit losses.

•	Total deposits increased $58.5 million, or 2.6%, to $2.35 billion at December 31, 2024 compared to $2.29 billion at September 30, 2024.

•	Investar redeemed all of the remaining $20.0 million in principal amount of our 5.125% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “2029 Notes”). The 2029 Notes were to bear interest at a floating rate higher than the fixed rate beginning on December 31, 2024.

•	During the fourth quarter of 2024, Investar repaid all of the remaining $109.0 million in borrowings under the Federal Reserve’s Bank Term Funding Program (“BTFP”), which contributed to the decrease in our overall cost of funds. The weighted average rate was 4.76% for the quarter ended December 31, 2024.

•	Investar’s regulatory common equity tier 1 capital ratio increased to 10.85%, or 5.0% at December 31, 2024 compared to 10.33% at September 30, 2024.

Loans

Total loans were $2.13 billion at December 31, 2024, a decrease of $30.8 million, or 1.4%, compared to September 30, 2024, and a decrease of $85.5 million, or 3.9%, compared to December 31, 2023.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	12/31/2024	9/30/2024	12/31/2023	$	%	$	%	12/31/2024	12/31/2023
Mortgage loans on real estate
Construction and development	$154,553	$166,954	$190,371	$(12,401)	(7.4)%	$(35,818)	(18.8)%	7.3%	8.6%
1-4 Family	396,815	403,097	413,786	(6,282)	(1.6)	(16,971)	(4.1)	18.7	18.7
Multifamily	84,576	85,283	105,946	(707)	(0.8)	(21,370)	(20.2)	4.0	4.8
Farmland	6,977	7,173	7,651	(196)	(2.7)	(674)	(8.8)	0.3	0.4
Commercial real estate
Owner-occupied	449,259	467,467	449,610	(18,208)	(3.9)	(351)	(0.1)	21.1	20.3
Nonowner-occupied	495,289	499,274	488,098	(3,985)	(0.8)	7,191	1.5	23.3	22.1
Commercial and industrial	526,928	515,273	543,421	11,655	2.3	(16,493)	(3.0)	24.8	24.6
Consumer	10,687	11,325	11,736	(638)	(5.6)	(1,049)	(8.9)	0.5	0.5
Total loans	$2,125,084	$2,155,846	$2,210,619	$(30,762)	(1.4)%	$(85,535)	(3.9)%	100%	100%

At December 31, 2024, Investar’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $976.2 million, a decrease of $6.6 million, or 0.7%, compared to the business lending portfolio of $982.7 million at September 30, 2024, and a decrease of $16.8 million, or 1.7%, compared to the business lending portfolio of $993.0 million at December 31, 2023. The decrease in the business lending portfolio compared to September 30, 2024 is primarily driven by loan amortization in owner-occupied commercial real estate, partially offset by increased loan production by our Commercial and Industrial Division. The decrease in the business lending portfolio compared to December 31, 2023 is primarily driven by loan amortization consistent with our strategy of optimizing the balance sheet, partially offset by conversions of construction and development loans to owner-occupied loans upon completion of construction.

Nonowner-occupied loans totaled $495.3 million at December 31, 2024, a decrease of $4.0 million, or 0.8%, compared to $499.3 million at September 30, 2024, and an increase of $7.2 million, or 1.5%, compared to $488.1 million at December 31, 2023. The decrease in nonowner-occupied loans compared to September 30, 2024 is due to loan amortization and aligns with our strategy to optimize the mix of the portfolio. The increase in nonowner-occupied loans compared to December 31, 2023 is primarily due to a reclassification of a $15.9 million multifamily loan to a nonowner-occupied loan and conversions of construction and development loans to nonowner-occupied loans upon completion of construction, partially offset by loan amortization.

Construction and development loans totaled $154.6 million at December 31, 2024, a decrease of $12.4 million, or 7.4%, compared to $167.0 million at September 30, 2024, and a decrease of $35.8 million, or 18.8%, compared to $190.4 million at December 31, 2023. The decrease in construction and development loans compared to September 30, 2024 and December 31, 2023 is primarily due to conversions to permanent loans upon completion of construction.

Credit Quality

Nonperforming loans were $8.8 million, or 0.42% of total loans, at December 31, 2024, an increase of $4.7 million compared to $4.1 million, or 0.19% of total loans, at September 30, 2024, and an increase of $3.0 million compared to $5.8 million, or 0.26% of total loans, at December 31, 2023. The increase in nonperforming loans compared to September 30, 2024 is mainly attributable to one nonowner-occupied commercial real estate relationship totaling $2.4 million, two owner-occupied commercial real estate relationships totaling $1.3 million, and ten 1-4 family loan relationships totaling $1.3 million, partially offset by paydowns.

The allowance for credit losses was $26.7 million, or 302.8% and 1.26% of nonperforming and total loans, respectively, at December 31, 2024, compared to $28.1 million, or 682.0% and 1.30% of nonperforming and total loans, respectively, at September 30, 2024, and $30.5 million, or 529.3% and 1.38% of nonperforming and total loans, respectively, at December 31, 2023.

Investar recorded a negative provision for credit losses of $0.7 million for the quarter ended December 31, 2024 compared to a negative provision for credit losses of $0.9 million and a provision for credit losses of $0.5 million for the quarters ended September 30, 2024 and December 31, 2023, respectively. The negative provision for credit losses in the quarter ended December 31, 2024 is primarily attributable to a decrease in total loans, aging of existing loans, and an improvement in the economic forecast. The negative provision for credit losses in the quarter ended September 30, 2024 was primarily due to net recoveries of $0.4 million, a decrease in total loans, aging of existing loans, and an improvement in the economic forecast. The provision for credit losses for the quarter ended December 31, 2023 was primarily attributable to loan growth resulting from the purchase of commercial and industrial revolving lines of credit, partially offset by an improvement in the economic forecast.

Deposits

Total deposits at December 31, 2024 were $2.35 billion, an increase of $58.5 million, or 2.6%, compared to $2.29 billion at September 30, 2024, and an increase of $90.2 million, or 4.0%, compared to $2.26 billion at December 31, 2023.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	12/31/2024	9/30/2024	12/31/2023	$	%	$	%	12/31/2024	12/31/2023
Noninterest-bearing demand deposits	$432,143	$437,734	$448,752	$(5,591)	(1.3)%	$(16,609)	(3.7)%	18.4%	19.9%
Interest-bearing demand deposits	554,777	500,345	489,604	54,432	10.9	65,173	13.3	23.7	21.7
Money market deposits	191,548	196,710	179,366	(5,162)	(2.6)	12,182	6.8	8.2	8.0
Brokered demand deposits	47,320	—	—	47,320	—	47,320	—	2.0	—
Savings deposits	134,879	128,241	137,606	6,638	5.2	(2,727)	(2.0)	5.7	6.1
Brokered time deposits	245,520	271,684	269,102	(26,164)	(9.6)	(23,582)	(8.8)	10.5	11.9
Time deposits	739,757	752,694	731,297	(12,937)	(1.7)	8,460	1.2	31.5	32.4
Total deposits	$2,345,944	$2,287,408	$2,255,727	$58,536	2.6%	$90,217	4.0%	100%	100%

The increase in interest-bearing demand deposits and savings deposits at December 31, 2024 compared to September 30, 2024 is primarily the result of organic growth. The decrease in noninterest-bearing demand deposits and money market deposits at December 31, 2024 compared to September 30, 2024 is primarily due to customers drawing down on their existing deposit accounts. The decrease in time deposits at December 31, 2024 compared to September 30, 2024 is primarily due to a reduced emphasis on time deposits. Brokered time deposits decreased to $245.5 million at December 31, 2024 from $271.7 million at September 30, 2024. Investar utilizes brokered time deposits, entirely in denominations of less than $250,000, to secure fixed cost funding and reduce short-term borrowings. At December 31, 2024, the balance of brokered time deposits remained below 10% of total assets, and the remaining weighted average duration was approximately seven months with a weighted average rate of 4.99%. Investar utilizes brokered demand deposits when pricing is more favorable than other short-term borrowings. For the quarter ended December 31, 2024, brokered demand deposits had a weighted average rate of 4.43%.

The increase in interest-bearing demand deposits, money market deposits, and time deposits at December 31, 2024 compared to December 31, 2023 is primarily the result of organic growth. The decrease in noninterest-bearing demand deposits and savings deposits at December 31, 2024 compared to December 31, 2023 is primarily due to customers drawing down on their existing deposit accounts and shifts into interest-bearing deposit products with higher rates.

Stockholders’ Equity

Stockholders’ equity was $241.3 million at December 31, 2024, a decrease of $4.2 million, or 1.7%, compared to September 30, 2024, and an increase of $14.5 million, or 6.4%, compared to December 31, 2023. The decrease in stockholders’ equity compared to September 30, 2024 is primarily attributable to an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio, partially offset by net income for the quarter. The increase in stockholders’ equity compared to December 31, 2023 is primarily attributable to net income for the 12 months ended December 31, 2024, partially offset by an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio.

Net Interest Income

Net interest income for the fourth quarter of 2024 totaled $17.5 million, a decrease of $0.4 million, or 2.1%, compared to the third quarter of 2024, and a decrease of $1.0 million, or 5.5%, compared to the fourth quarter of 2023. Total interest income was $35.5 million, $36.8 million and $36.7 million for the quarters ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively. Total interest expense was $18.0 million, $19.0 million and $18.2 million for the corresponding periods. Included in net interest income for the quarters ended December 31, 2024, September 30, 2024 and December 31, 2023 is $11,000, $13,000, and $25,000, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended December 31, 2024, September 30, 2024 and December 31, 2023 are interest recoveries of $11,000, $79,000 and $1.1 million, respectively.

Investar’s net interest margin was 2.65% for the quarter ended December 31, 2024, compared to 2.67% for the quarter ended September 30, 2024 and 2.72% for the quarter ended December 31, 2023. The decrease in net interest margin for the quarter ended December 31, 2024 compared to the quarter ended September 30, 2024 was driven by a 13 basis point decrease in the yield on interest-earning assets, partially offset by a 12 basis point decrease in the overall cost of funds. The decrease in net interest margin for the quarter ended December 31, 2024 compared to the quarter ended December 31, 2023 was driven by a nine basis point increase in the overall cost of funds and a two basis point decrease in the yield on interest-earning assets.

The yield on interest-earning assets was 5.38% for the quarter ended December 31, 2024, compared to 5.51% for the quarter ended September 30, 2024 and 5.40% for the quarter ended December 31, 2023. The decrease in the yield on interest-earning assets compared to the quarter ended September 30, 2024 was driven by a 17 basis point decrease in the yield on our loan portfolio. The decrease in the yield on interest-earning assets compared to the quarter ended December 31, 2023 was driven by a six basis point decrease in the yield on our loan portfolio.

Exclusive of the interest income accretion from the acquisition of loans and interest recoveries, discussed above, adjusted net interest margin decreased to 2.64% for the quarter ended December 31, 2024, compared to 2.66% for the quarter ended September 30, 2024 and increased from 2.56% for the quarter ended December 31, 2023. The adjusted yield on interest-earning assets was 5.37% for the quarter ended December 31, 2024 compared to 5.50% and 5.23% for the quarters ended September 30, 2024 and December 31, 2023, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits decreased five basis points to 3.40% for the quarter ended December 31, 2024 compared to 3.45% for the quarter ended September 30, 2024 and increased 23 basis points compared to 3.17% for the quarter ended December 31, 2023. The decrease in the cost of deposits compared to the quarter ended September 30, 2024 resulted primarily from both a lower average balance of, and a decrease in rates paid on, brokered time deposits and a decrease in rates paid on time deposits, partially offset by both a higher average balance of, and an increase in rates paid on, interest-bearing demand deposits. The increase in the cost of deposits compared to the quarter ended December 31, 2023 resulted primarily from both a higher average balance of, and an increase in rates paid on, interest-bearing demand deposits and an increase in rates paid on time deposits, partially offset by both a lower average balance of, and a decrease in rates paid on, brokered time deposits.

The cost of short-term borrowings decreased 68 basis points to 3.91% for the quarter ended December 31, 2024 compared to 4.59% for the quarter ended September 30, 2024 and decreased 93 basis points compared to 4.84% for the quarter ended December 31, 2023. Beginning in the second quarter of 2023, the Bank began utilizing the BTFP to secure fixed rate funding for up to a one-year term and reduce short-term Federal Home Loan Bank (“FHLB”) advances, which are priced daily. The Bank utilized this source of funding due to its lower rate as compared to FHLB advances, the ability to prepay the obligations without penalty, and as a means to lock in funding. During the fourth quarter of 2024, the Bank repaid all of the remaining $109.0 million in borrowings under the BTFP. The decrease in the cost of short-term borrowings compared to the quarter ended September 30, 2024 resulted primarily from a lower average balance of borrowings under the BTFP. The decrease in the cost of short-term borrowings compared to the quarter ended December 31, 2023 resulted primarily from both a lower average balance of, and a decrease in rates paid on, borrowings under the BTFP, which were driven by a decrease in the Federal Reserve’s federal funds rate.

The overall cost of funds for the quarter ended December 31, 2024 decreased 12 basis points to 3.49% compared to 3.61% for the quarter ended September 30, 2024 and increased nine basis points compared to 3.40% for the quarter ended December 31, 2023. The decrease in the cost of funds for the quarter ended December 31, 2024 compared to the quarter ended September 30, 2024 resulted from a decrease in the cost of deposits and both a decrease in the average balance of, and a decrease in the cost of short-term borrowings, partially offset by a higher average balance of deposits. The increase in the cost of funds for the quarter ended December 31, 2024 compared to the quarter ended December 31, 2023 resulted from both a higher average balance of, and an increase in the cost of deposits, partially offset by both a lower average balance of, and a decrease in the cost of short-term borrowings.

Noninterest Income

Noninterest income for the fourth quarter of 2024 totaled $5.2 million, an increase of $1.6 million, or 45.7%, compared to the third quarter of 2024 and an increase of $3.4 million, or 194.2%, compared to the fourth quarter of 2023.

The increase in noninterest income compared to the quarter ended September 30, 2024 is driven by a $3.1 million increase in income from BOLI, partially offset by a $1.1 million decrease in income from legal settlement and a $0.4 million increase in loss on call or sale of investment securities. During the fourth quarter, the Bank received BOLI death benefit proceeds totaling $5.5 million and recorded $3.1 million in income from BOLI. During the third quarter, Investar recorded $1.1 million in income from a legal settlement related to one loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida.

The increase in noninterest income compared to the quarter ended December 31, 2023 is driven by a $3.2 million increase in income from BOLI, a $0.1 million increase in change in the fair value of equity securities, and a $0.1 million increase in other operating income. The increase in other operating income is primarily attributable to a $0.1 million increase in distributions from investments.

Noninterest Expense

Noninterest expense for the fourth quarter of 2024 totaled $16.1 million, a decrease of $0.1 million, or 0.6%, compared to the third quarter of 2024, and an increase of $0.6 million, or 4.1%, compared to the fourth quarter of 2023.

The decrease in noninterest expense for the quarter ended December 31, 2024 compared to the quarter ended September 30, 2024 was driven by a $0.2 million decrease in salaries and employee benefits and a $0.1 million decrease in other operating expenses, partially offset by a $0.2 million increase in loss on early extinguishment of subordinated debt. The decrease in salaries and employee benefits was primarily due to decreases in salaries expense and deferred compensation expense, partially offset by an increase in health insurance claims. During the fourth quarter of 2024, Investar redeemed $20.0 million in principal amount of our 2029 Notes and recognized a loss on early extinguishment of subordinated debt of $0.2 million primarily consisting of unamortized deferred financing costs. The decrease in other operating expenses is primarily due to a decrease in collection and repossession expenses and Federal Deposit Insurance Corporation (“FDIC”) assessments, partially offset by an increase in charitable contributions.

The increase in noninterest expense for the quarter ended December 31, 2024 compared to the quarter ended December 31, 2023 was driven by a $0.8 million increase in salaries and employee benefits and a $0.2 million increase in loss on early extinguishment of subordinated debt, partially offset by a $0.2 million decrease in depreciation and amortization and a $0.2 million decrease in other operating expenses. The increase in salaries and employee benefits is primarily due to investment in people with an emphasis on our Texas markets to remix and strengthen our balance sheet and an increase in incentive-based compensation. The decrease in depreciation and amortization is primarily due to the closure of one branch location in the first quarter of 2024. The decrease in other operating expenses is primarily due to a decrease in bank shares tax and a decrease in other real estate expense, partially offset by an increase in charitable contributions.

Taxes

Investar recorded income tax expense of $1.2 million for the quarter ended December 31, 2024, which equates to an effective tax rate of 16.0%, an increase from the effective tax rate of 12.7% for the quarter ended September 30, 2024 and a decrease from the effect tax rate of 18.1% for the quarter ended December 31, 2023. The third quarter 2024 effective tax rate reflected a revision to our estimated 2024 annual effective tax rate to account for the projected increase in nontaxable income from BOLI in the fourth quarter of $3.1 million upon receipt of death benefit proceeds.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.62 and $0.61, respectively, for the quarter ended December 31, 2024, compared to basic and diluted earnings per common share of $0.55 and $0.54, respectively for the quarter ended September 30, 2024, and basic and diluted earnings per common share of $0.36 for the quarter ended December 31, 2023.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 29 branch locations serving Louisiana, Texas, and Alabama. At December 31, 2024, the Bank had 331 full-time equivalent employees and total assets of $2.7 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding interest recoveries and interest income accretion from the acquisition of loans. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	changes in inflation, interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	our ability to successfully execute our near-term strategy to pivot from primarily a growth strategy to a strategy primarily focused on consistent, quality earnings through the optimization of our balance sheet, and our ability to successfully execute a long-term growth strategy;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity, which may be caused by, among other things, disruptions in the banking industry similar to those that occurred in early 2023 that caused bank depositors to move uninsured deposits to other banks or alternative investments outside the banking industry;

•	our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•	our adoption on January 1, 2023 of ASU 2016-13, and inaccuracy of the assumptions and estimates we make in establishing reserves for credit losses and other estimates;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	changes in the quality and composition of, and changes in unrealized losses in, our investment portfolio, including whether we may have to sell securities before their recovery of amortized cost basis and realize losses;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	increasing costs of complying with new and potential future regulations;

•	new or increasing geopolitical tensions, including resulting from wars in Ukraine and Israel and surrounding areas;

•	the emergence or worsening of widespread public health challenges or pandemics including COVID-19;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	risks associated with our digital transformation process, including increased risks of cyberattacks and other security breaches and challenges associated with addressing the increased prevalence of artificial intelligence;

•	risks of losses resulting from increased fraud attacks against us and others in the financial services industry;

•	our potential growth, including our entrance or expansion into new markets, and the need for sufficient capital to support that growth;

•	the impact of litigation and other legal proceedings to which we become subject;

•	competitive pressures in the commercial finance, retail banking, mortgage lending and consumer finance industries, as well as the financial resources of, and products offered by, competitors;

•	the impact of changes in laws and regulations applicable to us, including banking, securities and tax laws and regulations and accounting standards, as well as changes in the interpretation of such laws and regulations by our regulators;

•	changes in the scope and costs of FDIC insurance and other coverages;

•	governmental monetary and fiscal policies; and

•	hurricanes, tropical storms, tropical depressions, floods, winter storms, droughts and other adverse weather events, all of which have affected Investar’s market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism; other international or domestic calamities; acts of God; and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Part I Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Part II Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

For further information contact:

Investar Holding Corporation

John Campbell

Executive Vice President and Chief Financial Officer

(225) 227-2215

John.Campbell@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	12/31/2024	9/30/2024	12/31/2023	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$35,505	$36,848	$36,668	(3.6)%	(3.2)%
Total interest expense	18,022	18,992	18,177	(5.1)	(0.9)
Net interest income	17,483	17,856	18,491	(2.1)	(5.5)
Provision for credit losses	(701)	(945)	486	25.8	(244.2)
Total noninterest income	5,163	3,544	1,755	45.7	194.2
Total noninterest expense	16,079	16,180	15,440	(0.6)	4.1
Income before income tax expense	7,268	6,165	4,320	17.9	68.2
Income tax expense	1,161	784	782	48.1	48.5
Net income	$6,107	$5,381	$3,538	13.5	72.6

AVERAGE BALANCE SHEET DATA
Total assets	$2,763,734	$2,796,969	$2,817,388	(1.2)%	(1.9)%
Total interest-earning assets	2,626,533	2,660,011	2,694,474	(1.3)	(2.5)
Total loans	2,129,388	2,159,412	2,214,916	(1.4)	(3.9)
Total interest-bearing deposits	1,881,297	1,813,775	1,824,318	3.7	3.1
Total interest-bearing liabilities	2,054,561	2,093,260	2,119,724	(1.8)	(3.1)
Total deposits	2,315,730	2,246,901	2,279,211	3.1	1.6
Total stockholders’ equity	247,230	238,778	212,454	3.5	16.4

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.62	$0.55	$0.36	12.7%	72.2%
Diluted earnings per common share	0.61	0.54	0.36	13.0	69.4
Core earnings(1):
Core basic earnings per common share(1)	0.66	0.45	0.39	46.7	69.2
Core diluted earnings per common share(1)	0.65	0.45	0.39	44.4	66.7
Book value per common share	24.55	24.98	23.26	(1.7)	5.5
Tangible book value per common share(1)	20.31	20.73	18.92	(2.0)	7.3
Common shares outstanding	9,828,413	9,827,622	9,748,067	0.0	0.8
Weighted average common shares outstanding - basic	9,828,146	9,828,776	9,754,617	0.0	0.8
Weighted average common shares outstanding - diluted	9,993,790	9,902,448	9,763,296	0.9	2.4

PERFORMANCE RATIOS
Return on average assets	0.88%	0.77%	0.50%	14.3%	76.0%
Core return on average assets(1)	0.93	0.63	0.54	47.6	72.2
Return on average equity	9.83	8.97	6.61	9.6	48.7
Core return on average equity(1)	10.40	7.40	7.16	40.5	45.3
Net interest margin	2.65	2.67	2.72	(0.7)	(2.6)
Net interest income to average assets	2.52	2.54	2.60	(0.8)	(3.1)
Noninterest expense to average assets	2.31	2.30	2.17	0.4	6.5
Efficiency ratio(2)	71.00	75.61	76.26	(6.1)	(6.9)
Core efficiency ratio(1)	69.41	79.33	74.85	(12.5)	(7.3)
Dividend payout ratio	16.94	19.09	27.78	(11.3)	(39.0)
Net charge-offs (recoveries) to average loans	0.04	(0.02)	—	300.0	—

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expense divided by the sum of net interest income (before provision for credit losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	As of and for the three months ended
	12/31/2024	9/30/2024	12/31/2023	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.52%	0.32%	0.36%	62.5%	44.4%
Nonperforming loans to total loans	0.42	0.19	0.26	121.1	61.5
Allowance for credit losses to total loans	1.26	1.30	1.38	(3.1)	(8.7)
Allowance for credit losses to nonperforming loans	302.77	682.03	529.32	(55.6)	(42.8)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	8.86%	8.76%	8.06%	1.1%	9.9%
Tangible equity to tangible assets(1)	7.44	7.38	6.65	0.9	11.9
Tier 1 leverage capital	9.27	8.95	8.35	3.6	11.0
Common equity tier 1 capital(2)	10.85	10.33	9.51	5.0	14.1
Tier 1 capital(2)	11.26	10.74	9.90	4.8	13.7
Total capital(2)	13.14	13.48	12.99	(2.5)	1.2
Investar Bank:
Tier 1 leverage capital	9.70	10.06	9.81	(3.6)	(1.1)
Common equity tier 1 capital(2)	11.79	12.07	11.64	(2.3)	1.3
Tier 1 capital(2)	11.79	12.07	11.64	(2.3)	1.3
Total capital(2)	12.94	13.26	12.89	(2.4)	0.4

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for December 31, 2024.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2024	September 30, 2024	December 31, 2023
ASSETS
Cash and due from banks	$26,623	$28,869	$28,285
Interest-bearing balances due from other banks	1,299	57,471	3,724
Cash and cash equivalents	27,922	86,340	32,009

Available for sale securities at fair value (amortized cost of $392,564, $399,615, and $419,283, respectively)	331,121	350,646	361,918
Held to maturity securities at amortized cost (estimated fair value of $42,144, $18,018, and $20,513, respectively)	42,687	18,302	20,472
Loans	2,125,084	2,155,846	2,210,619
Less: allowance for credit losses	(26,721)	(28,103)	(30,540)
Loans, net	2,098,363	2,127,743	2,180,079
Equity securities at fair value	2,593	2,434	1,180
Nonmarketable equity securities	16,502	13,951	13,417
Bank premises and equipment, net of accumulated depreciation of $21,853, $21,275, and $19,476, respectively	40,705	41,795	44,183
Other real estate owned, net	5,218	4,739	4,438
Accrued interest receivable	14,423	14,324	14,366
Deferred tax asset	17,120	14,719	16,910
Goodwill and other intangible assets, net	41,696	41,844	42,320
Bank-owned life insurance	59,703	61,667	58,797
Other assets	24,759	24,069	25,066
Total assets	$2,722,812	$2,802,573	$2,815,155

LIABILITIES
Deposits
Noninterest-bearing	$432,143	$437,734	$448,752
Interest-bearing	1,913,801	1,849,674	1,806,975
Total deposits	2,345,944	2,287,408	2,255,727
Advances from Federal Home Loan Bank	67,215	63,500	23,500
Borrowings under Bank Term Funding Program	—	109,000	212,500
Repurchase agreements	8,376	12,994	8,633
Subordinated debt, net of unamortized issuance costs	16,697	36,494	44,320
Junior subordinated debt	8,733	8,709	8,630
Accrued taxes and other liabilities	34,551	38,926	35,077
Total liabilities	2,481,516	2,557,031	2,588,387

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,828,413, 9,827,622, and 9,748,067 shares issued and outstanding, respectively	9,828	9,828	9,748
Surplus	146,890	146,393	145,456
Retained earnings	132,935	127,860	116,711
Accumulated other comprehensive loss	(48,357)	(38,539)	(45,147)
Total stockholders’ equity	241,296	245,542	226,768
Total liabilities and stockholders’ equity	$2,722,812	$2,802,573	$2,815,155

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended			For the twelve months ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
INTEREST INCOME
Interest and fees on loans	$31,438	$32,764	$33,128	$128,498	$117,892
Interest on investment securities
Taxable	2,709	2,755	2,970	11,047	12,372
Tax-exempt	569	228	253	1,249	693
Other interest income	789	1,101	317	3,071	2,244
Total interest income	35,505	36,848	36,668	143,865	133,201

INTEREST EXPENSE
Interest on deposits	16,071	15,729	14,584	61,510	42,072
Interest on borrowings	1,951	3,263	3,593	12,602	16,609
Total interest expense	18,022	18,992	18,177	74,112	58,681
Net interest income	17,483	17,856	18,491	69,753	74,520

Provision for credit losses	(701)	(945)	486	(3,480)	(2,000)
Net interest income after provision for credit losses	18,184	18,801	18,005	73,233	76,520

NONINTEREST INCOME
Service charges on deposit accounts	804	828	798	3,241	3,090
(Loss) gain on call or sale of investment securities, net	(371)	1	(322)	(753)	(323)
(Loss) gain on sale or disposition of fixed assets, net	—	—	(39)	427	(1,323)
(Loss) gain on sale of other real estate owned, net	(25)	(4)	—	683	(114)
Gain on sale of loans	—	—	—	—	75
Servicing fees and fee income on serviced loans	—	—	2	—	14
Interchange fees	407	403	417	1,615	1,697
Income from bank owned life insurance	3,576	459	371	4,886	1,417
Change in the fair value of equity securities	159	174	24	413	(65)
Legal settlement	—	1,122	—	1,122	—
Other operating income	613	561	504	2,571	2,070
Total noninterest income	5,163	3,544	1,755	14,205	6,538
Income before noninterest expense	23,347	22,345	19,760	87,438	83,058

NONINTEREST EXPENSE
Depreciation and amortization	736	760	909	3,095	3,780
Salaries and employee benefits	9,792	9,982	9,003	38,615	37,143
Occupancy	647	652	706	2,576	2,994
Data processing	901	880	892	3,611	3,482
Marketing	136	121	68	370	302
Professional fees	434	473	461	1,797	1,933
Loss (gain) on early extinguishment of subordinated debt	210	—	—	(292)	—
Other operating expenses	3,223	3,312	3,401	13,260	12,996
Total noninterest expense	16,079	16,180	15,440	63,032	62,630
Income before income tax expense	7,268	6,165	4,320	24,406	20,428
Income tax expense	1,161	784	782	4,154	3,750
Net income	$6,107	$5,381	$3,538	$20,252	$16,678

EARNINGS PER SHARE
Basic earnings per common share	$0.62	$0.55	$0.36	$2.06	$1.69
Diluted earnings per common share	0.61	0.54	0.36	2.04	1.69
Cash dividends declared per common share	0.105	0.105	0.10	0.41	0.395

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	December 31, 2024			September 30, 2024			December 31, 2023
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$2,129,388	$31,438	5.87%	$2,159,412	$32,764	6.04%	$2,214,916	$33,128	5.93%
Securities:
Taxable	389,170	2,709	2.77	396,254	2,755	2.77	427,746	2,970	2.75
Tax-exempt	44,544	569	5.08	24,552	228	3.68	28,807	253	3.50
Interest-bearing balances with banks	63,431	789	4.95	79,793	1,101	5.49	23,005	317	5.46
Total interest-earning assets	2,626,533	35,505	5.38	2,660,011	36,848	5.51	2,694,474	36,668	5.40
Cash and due from banks	25,222			26,121			27,214
Intangible assets	41,775			41,927			42,414
Other assets	98,057			97,704			83,447
Allowance for credit losses	(27,853)			(28,794)			(30,161)
Total assets	$2,763,734			$2,796,969			$2,817,388

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$753,477	$4,342	2.29%	$676,946	$3,440	2.02%	$668,277	$2,873	1.71%
Brokered demand deposits	1,312	15	4.43	—	—	—	—	—	—
Savings deposits	130,896	371	1.13	127,536	366	1.14	136,045	318	0.93
Brokered time deposits	246,104	3,103	5.02	255,076	3,335	5.20	275,552	3,590	5.17
Time deposits	749,508	8,240	4.37	754,217	8,588	4.53	744,444	7,803	4.16
Total interest-bearing deposits	1,881,297	16,071	3.40	1,813,775	15,729	3.45	1,824,318	14,584	3.17
Short-term borrowings	68,237	671	3.91	207,539	2,396	4.59	218,977	2,672	4.84
Long-term debt	105,027	1,280	4.85	71,946	867	4.79	76,429	921	4.78
Total interest-bearing liabilities	2,054,561	18,022	3.49	2,093,260	18,992	3.61	2,119,724	18,177	3.40
Noninterest-bearing deposits	434,433			433,126			454,893
Other liabilities	27,510			31,805			30,317
Stockholders’ equity	247,230			238,778			212,454
Total liability and stockholders’ equity	$2,763,734			$2,796,969			$2,817,388
Net interest income/net interest margin		$17,483	2.65%		$17,856	2.67%		$18,491	2.72%

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the twelve months ended
	December 31, 2024			December 31, 2023
		Interest			Interest
	Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$2,163,161	$128,498	5.94%	$2,123,234	$117,892	5.55%
Securities:
Taxable	399,855	11,047	2.76	447,442	12,372	2.76
Tax-exempt	29,930	1,249	4.17	22,051	693	3.14
Interest-bearing balances with banks	56,851	3,071	5.40	38,561	2,244	5.82
Total interest-earning assets	2,649,797	143,865	5.43	2,631,288	133,201	5.06
Cash and due from banks	25,890			29,142
Intangible assets	42,006			42,695
Other assets	95,391			86,712
Allowance for credit losses	(28,933)			(30,242)
Total assets	$2,784,151			$2,759,595

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$692,390	$14,024	2.03%	$688,786	$8,941	1.30%
Brokered demand deposits	455	22	4.76	—	—	—
Savings deposits	130,553	1,418	1.09	134,817	534	0.40
Brokered time deposits	249,668	12,878	5.16	163,873	8,224	5.02
Time deposits	745,002	33,168	4.45	699,648	24,373	3.48
Total interest-bearing deposits	1,818,068	61,510	3.38	1,687,124	42,072	2.49
Short-term borrowings	189,912	8,699	4.58	260,730	12,845	4.93
Long-term debt	81,152	3,903	4.81	82,844	3,764	4.54
Total interest-bearing liabilities	2,089,132	74,112	3.55	2,030,698	58,681	2.89
Noninterest-bearing deposits	430,433			489,175
Other liabilities	28,986			21,220
Stockholders’ equity	235,600			218,502
Total liability and stockholders’ equity	$2,784,151			$2,759,595
Net interest income/net interest margin		$69,753	2.63%		$74,520	2.83%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR INTEREST RECOVERIES AND ACCRETION
(Amounts in thousands)
(Unaudited)

	For the three months ended
	December 31, 2024			September 30, 2024			December 31, 2023
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$2,129,388	$31,438	5.87%	$2,159,412	$32,764	6.04%	$2,214,916	$33,128	5.93%
Adjustments:
Interest recoveries		11			79			1,105
Accretion		11			13			25
Adjusted loans	2,129,388	31,416	5.87	2,159,412	32,672	6.02	2,214,916	31,998	5.73
Securities:
Taxable	389,170	2,709	2.77	396,254	2,755	2.77	427,746	2,970	2.75
Tax-exempt	44,544	569	5.08	24,552	228	3.68	28,807	253	3.50
Interest-bearing balances with banks	63,431	789	4.95	79,793	1,101	5.49	23,005	317	5.46
Adjusted interest-earning assets	2,626,533	35,483	5.37	2,660,011	36,756	5.50	2,694,474	35,538	5.23

Total interest-bearing liabilities	2,054,561	18,022	3.49	2,093,260	18,992	3.61	2,119,724	18,177	3.40

Adjusted net interest income/adjusted net interest margin		$17,461	2.64%		$17,764	2.66%		$17,361	2.56%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2024	September 30, 2024	December 31, 2023
Tangible common equity
Total stockholders’ equity	$241,296	$245,542	$226,768
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	1,508	1,656	2,132
Trademark intangible	100	100	100
Tangible common equity	$199,600	$203,698	$184,448
Tangible assets
Total assets	$2,722,812	$2,802,573	$2,815,155
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	1,508	1,656	2,132
Trademark intangible	100	100	100
Tangible assets	$2,681,116	$2,760,729	$2,772,835

Common shares outstanding	9,828,413	9,827,622	9,748,067
Tangible equity to tangible assets	7.44%	7.38%	6.65%
Book value per common share	$24.55	$24.98	$23.26
Tangible book value per common share	20.31	20.73	18.92

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		For the three months ended
		December 31, 2024	September 30, 2024	December 31, 2023
Net interest income	(a)	$17,483	$17,856	$18,491
Provision for credit losses		(701)	(945)	486
Net interest income after provision for credit losses		18,184	18,801	18,005

Noninterest income	(b)	5,163	3,544	1,755
Loss (gain) on call or sale of investment securities, net		371	(1)	322
Loss on sale or disposition of fixed assets, net		—	—	39
Loss on sale of other real estate owned, net		25	4	—
Change in the fair value of equity securities		(159)	(174)	(24)
Legal settlement(1)		—	(1,122)	—
Change in the net asset value of other investments(2)		(25)	(48)	(43)
Core noninterest income(3)	(d)	5,375	2,203	2,049

Core earnings before noninterest expense(3)		23,559	21,004	20,054

Total noninterest expense	(c)	16,079	16,180	15,440
Loss on early extinguishment of subordinated debt		(210)	—	—
Severance(4)		(4)	—	—
Loan purchase expense(5)		—	—	(66)
Legal settlement expense(6)		—	(267)	—
Core noninterest expense	(f)	15,865	15,913	15,374

Core earnings before income tax expense(3)		7,694	5,091	4,680
Core income tax expense(7)		1,231	647	847
Core earnings(3)		$6,463	$4,444	$3,833

Core basic earnings per common share(3)		0.66	0.45	0.39

Diluted earnings per common share (GAAP)		$0.61	$0.54	$0.36
Loss (gain) on call or sale of investment securities, net		0.03	—	0.03
Loss on sale or disposition of fixed assets, net		—	—	—
Loss on sale of other real estate owned, net		—	—	—
Change in the fair value of equity securities		(0.01)	(0.01)	—
Legal settlement(1)		—	(0.10)	—
Change in the net asset value of other investments(2)		—	—	—
Loss on early extinguishment of subordinated debt		0.02	—	—
Severance(4)		—	—	—
Loan purchase expense(5)		—	—	—
Legal settlement expense(6)		—	0.02	—
Core diluted earnings per common share(3)		$0.65	$0.45	$0.39

Efficiency ratio	(c) / (a+b)	71.00%	75.61%	76.26%
Core efficiency ratio(3)	(f) / (a+d)	69.41	79.33	74.85
Core return on average assets(3)(8)		0.93	0.63	0.54
Core return on average equity(3)(8)		10.40	7.40	7.16
Total average assets		$2,763,734	$2,796,969	$2,817,388
Total average stockholders’ equity		247,230	238,778	212,454

(1)	Adjustment to noninterest income directly attributable to income from a legal settlement related to one loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida.
(2)	Change in the net asset value of other investments represents unrealized gains or losses on Investar’s investments in Small Business Investment Companies and other investment funds and is included in other operating income in the accompanying consolidated statements of income.
(3)	Core noninterest income, core earnings before noninterest expense, core earnings before income tax expense and core earnings include $3.1 million in nontaxable noninterest income from BOLI death benefit proceeds recorded during the quarter ended December 31, 2024. Excluding this income, core basic earnings per share, core diluted earnings per share, core efficiency ratio, core return on average assets, and core return on average equity are $0.39, $0.39, 80.35%, 0.55%, and 6.19%, respectively, for the quarter ended December 31, 2024.
(4)	Severance is included in salaries and employee benefits in the accompanying consolidated statements of income.
(5)	Adjustments to noninterest expense directly attributable to the purchase of loans, consisting of professional fees for legal and consulting services.
(6)	Adjustments to noninterest expense directly attributable to the income from a legal settlement, consisting of professional fees for legal services and collection and repossession expenses included in other operating expenses in the accompanying consolidated statements of income.
(7)	Core income tax expense is calculated using the effective tax rates of 16.0%, 12.7% and 18.1% for the quarters ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively.
(8)	Core earnings used in calculation. No adjustments were made to average assets or average equity.